Exhibit 3.1

TEXT OF AMENDMENTS TO
THE FIRST RESTATED BYLAWS OF
AVI BIOPHARMA, INC.

Effective November 16, 2010

Section 3.6 is amended and restated as follows:

3.6  Notice.  Notice of the date, time, and place of any special meeting of the Board of Directors shall be given at least forty-eight (48) hours prior to the meeting by any means provided by law.  If mailed, notice shall be deemed to be given upon deposit in the United States mail addressed to the director at the director’s business address, with postage thereon prepaid.  If by facsimile or electronic mail, notice shall be deemed to be given when the facsimile or electronic mail is sent to the director at the director’s facsimile number or electronic mail address.  Notice by all other means shall be deemed to be given when received by the director or a person at the director’s business or residential address whom the person giving notice reasonably believes will deliver or report the notice to the director within 24 hours.  The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

Section 3.9(c) is amended and restated as follows:

(c) Unless otherwise restricted by the Articles of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.  The action shall be effective on the date when the last signature is placed on the consent or the date when the last electronic transmission is sent or at such earlier or later time as is set forth in the consent.

Section 4.3(d) is amended and restated as follows:

(d) Unless otherwise restricted by the Articles of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the executive committee may be taken without a meeting if all members of the executive committee consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the executive committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.  The action shall be effective on the date when the last signature is placed on the consent or the date when the last electronic transmission is sent or at such earlier or later time as is set forth in the consent.